                                                                      Exhibit 21
                                                                      ----------


                         Subsidiaries of the Registrant

During fiscal 1996, the company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:

      AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)

      Dominion Stores, Inc., a Virginia corporation (100% owned)

      Tultex International, Inc., a Virginia corporation (100% owned)

      LogoAthletic, Inc., a Virginia corporation (100% owned)

      LogoAthletic/Headwear, Inc., a Massachusetts corporation (100% owned)

      Tultex Canada, Inc., a Canadian corporation (100% owned)

      Track Gear, Inc., a Virginia corporation (51% owned)